Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8  pertaining to the Amended and Restated 2015 Share Incentive Plan of OneSmart International Education Group Limited of our report dated January 8, 2018, with respect to the consolidated financial statements of OneSmart International Education Group Limited included in its Registration Statement (Form F-1 No. 333-223406) and related Prospectus dated March 28, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

October 31, 2018